July ___, 1998

Mentor Strategy Portfolio
Mentor Balanced Portfolio
Mentor Funds
901 East Byrd Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of _________, 1998, (the "Agreement"), between Mentor Funds, a Massachusetts business trust (the "Trust"), on behalf of its Mentor Strategy Portfolio series (the "Acquired Fund") and the Trust, on behalf of its Mentor Balanced Portfolio series (the "Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on ___________, 1998 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Acquiring Fund Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 10(g) and 11(g) of the Agreement. Capitalized terms not defined herein are defined in the Agreement.

         Acquired Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Acquired Fund are redeemable at net asset value at each shareholder's option. Acquired Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of the Trust. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.

         For purposes of this opinion, we have considered the Agreement, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have represented to us the following facts, occurrences and information upon which you have




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Mentor Strategy Portfolio
Mentor Balanced Portfolio               -2-             July ___, 1998

indicated we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above):

         1. Acquired Fund will transfer to Acquiring Fund all of its assets, and Acquiring Fund will assume all of the liabilities of Acquired Fund, as of the Exchange Date.

         2. The fair market value of the Acquiring Fund Shares received by each Acquired Fund shareholder will be approximately equal to the fair market value of the Acquired Fund shares surrendered in exchange therefor. The Acquired Fund shareholders will receive no consideration other than Acquiring Fund Shares (which may include fractional shares) in exchange for their shares of beneficial interest in Acquired Fund (the "Acquired Fund Shares").

         3. None of the compensation received by any shareholder-employees of Acquired Fund, if any, will be separate consideration for, or allocable to, any of their Acquired Fund Shares; none of the Acquiring Fund Shares received by any Acquired Fund shareholder- employees will be separate consideration for, or allocable to, any employment; and the compensation paid to any Acquiring Fund or Acquired Fund shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         4. There is no plan or intention by any Acquired Fund shareholder who owns 5% or more of the total outstanding Acquired Fund Shares, and to the best of the knowledge of the management of Acquired Fund, there is no plan or intention on the part of the remaining Acquired Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund Shares received in the Transaction that would reduce Acquired Fund shareholders' ownership of Acquiring Fund Shares to a number of Acquiring Fund Shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Acquired Fund Shares as of the same date. For purposes of this representation, Acquiring Fund Shares or Acquired Fund Shares surrendered by Acquired Fund shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Acquired Fund shareholders in connection with or as a result of the Agreement or the Transaction, will be treated as outstanding Acquired Fund Shares on the date of the Transaction.

         5. Acquiring Fund has no plan or intention to reacquire any of the Acquiring Fund Shares issued in the Transaction, except for Acquiring Fund Shares reacquired in the ordinary course of its business as an open-end investment company.

         6. Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Acquired




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Mentor Strategy Portfolio
Mentor Balanced Portfolio               -3-             July ___, 1998

Fund immediately prior to the Transaction. For purposes of this representation,
(a) amounts paid by Acquired Fund, out of the assets of Acquired Fund, to Acquired Fund shareholders in redemption of Acquired Fund Shares, where such redemptions, if any, appear to be initiated by Acquired Fund shareholders in connection with or as a result of the Agreement or the Transaction, (b) amounts used by Acquired Fund to pay expenses of the Transaction, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Acquired Fund's continued qualification as a regulated investment company and to avoid fund-level tax (including for this purpose any dividends referred to in representation 17 herein)) made by Acquired Fund immediately preceding the transfer will be included as assets of Acquired Fund held immediately prior to the Transaction. Further, to the best of the knowledge of the managements of each of Acquiring Fund and Acquired Fund, this representation will remain true even if the amounts, if any, that Acquiring Fund pays after the Transaction to Acquiring Fund shareholders who are former Acquired Fund shareholders in redemption of Acquiring Fund Shares received in exchange for Acquired Fund Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or the Transaction, are considered to be assets of Acquired Fund that were not transferred to Acquiring Fund.

         7. Immediately after the Transaction, the shareholders of Acquired Fund will be in control of Acquiring Fund within the meaning of Section 304(c) of the Code.

         8. The fair market value of the assets transferred to Acquiring Fund by Acquired Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

         9. The total adjusted basis of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

         10. In the Transaction, Acquired Fund will transfer to Acquiring Fund at least 50% of its historic business assets (see definition below).

         11. Following the Transaction, Acquiring Fund will continue to use a significant portion (in this case, at least 50%) of the historic business assets of Acquired Fund. Specifically, Acquiring Fund will use such significant portion of Acquired Fund's historic business assets in its business by continuing to hold at least such portion of the total assets transferred to it by Acquired Fund. That is, Acquiring Fund will continue to hold historic business assets of Acquired Fund, defined for purposes of this opinion as those assets transferred to it on the Exchange Date which were either (i) acquired by Acquired Fund prior to its management's decision to propose to its Trustees that it transfer any or all of its assets to Acquiring Fund, or (ii) acquired subsequent to such decision but not with a view to the Agreement or the Transaction, in an amount equal to at least 50% of the assets in Acquired Fund's portfolio held on the Exchange Date, as increased by the amounts, if any, that




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Mentor Strategy Portfolio
Mentor Balanced Portfolio               -4-             July ___, 1998

Acquired Fund paid to its shareholders in redemption of its shares, where such redemptions, if any, appear to have been initiated by such shareholders in connection with or as a result of the Agreement or Transaction. In making this determination, dispositions made in the ordinary course of Acquiring Fund's business as an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) shall not be taken into account.

         12. At the time of the Transaction, Acquiring Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Acquiring Fund that, if exercised or converted, would affect the Acquired Fund shareholders' acquisition or retention of control of Acquiring Fund as defined in Section 304(c) of the Code.

         13. Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of Acquired Fund acquired in the Transaction, except for (i) dispositions made in the ordinary course of its business as a series of an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) and (ii) dispositions made by Acquiring Fund to realign its portfolio in order to reflect its investment objective and conform to its investment restrictions and/or to maintain its qualification as a "regulated investment company" for federal income tax purposes under section 851 of the Code ("Realignment Dispositions"), which Realignment Dispositions shall be limited to the extent required by the above representation relating to the continued use by Acquiring Fund of the historic business assets of Acquired Fund. For purposes of this representation, Realignment Dispositions made by Acquired Fund, if any, will be considered to have been made by Acquiring Fund.

         14. The liabilities of Acquired Fund to be assumed by Acquiring Fund were incurred by Acquired Fund in the ordinary course of its business and are associated with the assets transferred to Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

         15. The Transaction will offer shareholders of the Acquired Fund an investment opportunity comparable to that currently provided by the Acquired Fund, but with the potential for lower operating expenses due to economies of scale.

         16. All legal and accounting fees and expenses, printing, filing and proxy solicitation expenses, portfolio transfer taxes (if any), brokerage and similar expenses, and other fees and expenses incurred in connection with the transactions contemplated by the Agreement will be borne equally by the Acquiring Fund and the Acquired Fund; provided, however, that expenses will be paid by the party directly incurring such expenses if and to the extent that the payment by the other party of such expenses would result in the disqualification of such party




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Mentor Strategy Portfolio
Mentor Balanced Portfolio               -5-             July ___, 1998

as a "regulated investment company" within the meaning of Section 851 of the Code. All such fees and expenses incurred and borne by either of Acquiring Fund, Acquired Fund and Mentor Investment Advisors, LLC shall be solely and directly related to the Transaction and shall be paid directly by Acquired Fund, Acquiring Fund and Mentor Investment Advisors, LLC, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

         Acquired Fund shareholders will pay their respective expenses, if any, incurred in connection with the Transaction.

         17. For federal income tax purposes, Acquired Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Acquired Fund for its current taxable year beginning October 1, 1997 and will continue to apply to it through the Exchange Date.

         In that regard, Acquired Fund will declare to Acquired Fund shareholders of record on or prior to the Exchange Date a dividend or dividends which together with all previous such dividends shall have the effect of distributing all of Acquired Fund's investment company taxable income (see Code
Section 852) (computed without regard to any deduction for dividends paid) and all of Acquired Fund's net realized capital gain (after reduction for any capital loss carryover) in each case for both the taxable year ending September 30, 1997 and the short taxable period beginning on October 1, 1997 and ending on the Exchange Date. Such dividends will be made to ensure continued qualification of Acquired Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

         18. For federal income tax purposes, Acquiring Fund qualifies as a regulated investment company, and the provisions of Section 851 through 855 of the Code apply to Acquiring Fund for its current taxable year beginning October 1, 1997 and will continue to apply to it through the Exchange Date.

         19. There is no intercorporate indebtedness existing between Acquired Fund and Acquiring Fund.

         20. Acquired Fund will distribute the Acquiring Fund Shares it receives in the Transaction to its shareholders as provided in the Agreement.

         21. Acquired Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:




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Mentor Strategy Portfolio
Mentor Balanced Portfolio               -6-             July ___, 1998

     (i) No gain or loss will be recognized by Acquired Fund upon the transfer of Acquired Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund, or upon the distribution of Acquiring Fund Shares by Acquired Fund to its shareholders in liquidation;

     (ii) No gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares;

     (iii) The basis of Acquiring Fund Shares an Acquired Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Acquired Fund Shares exchanged therefor;

     (iv) An Acquired Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Acquired Fund Shares exchanged therefor, provided that he or she held such Acquired Fund Shares as capital assets;

     (v) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund;

     (vi) The basis in the hands of Acquiring Fund of the assets of Acquired Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Acquired Fund immediately prior to the transfer; and

     (vii) The holding periods of the assets of Acquired Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Acquired Fund.

                                                     Very truly yours,

                                                     Ropes & Gray